Exhibit 21

Subsidiaries of Codexis, Inc.

As of July 31, 2008

Name of Subsidiary	State or Jurisdiction in Which Incorporated or Organized
Julich Chiral Solutions GmbH	Germany

Codexis Laboratories Singapore Pte. Ltd.	Singapore

Wasabi Acquisition LLC	Delaware

BioCatalytics Europe GmbH(1)	Austria

Codexis Laboratories Mauritius Private Limited	Mauritius

Codexis Laboratories India Private Limited(2)	India

Codexis Laboratories Hungary Kft.	Hungary

(1) 100% owned by Wasabi Acquisition LLC

(2) 99.99% owned by Codexis Mauritius, 0.01% owned by Codexis, Inc.